EXHIBIT 10.4

ADDENDUM TO EMPLOYMENT AGREEMENT

This Addendum amends your Employment Agreement dated April 12, 2004 (the “Employment Agreement”).  Unless specifically modified by the terms of this Addendum, the terms of the Employment Agreement remain unchanged and in full force and effect.

You shall be eligible for a discretionary bonus equal in value of up to Thirty percent (30%) of your annual salary.  Such bonus shall be at the sole discretion of the Compensation Committee of Acacia Research Corporation, and shall be based upon personal performance, overall company performance, and any other factors that the Compensation Committee elects to consider.  This bonus is solely within the discretion of the Compensation Committee, which may elect to pay You no bonus in any given year or years.  The Compensation Committee may increase the amount of the discretionary bonus, but has no obligation to do so. In order to be eligible for the discretionary annual bonus, this Agreement must be in full force and effect at the time of the payment of such bonus. The discretionary annual bonus shall be subject to all appropriate federal and state withholding taxes in accordance with the normal payroll procedures of Acacia.

Acknowledged and Agreed:

             /s/ Edward Teska
Edward Treska

             /s/ Paul R. Ryan
Paul R. Ryan
Chairman and CEO

Dated: March 31, 2008